Exhibit 99.1

ASX Announcement

10 June 2025

Coronado secures up to US$150M additional liquidity from Stanwell for additional coal supply

Coronado Global Resources Inc. (“Coronado”, the “Company” ASX: CRN) today announces that the Company and Stanwell Corporation Ltd (“Stanwell”) concluded an agreement whereby Stanwell will provide up to US$150 million of near-term liquidity to Coronado, in exchange for thermal coal supply of up to 800,000tpa over a five-year period commencing in 2027.

This transaction, in addition to the recently announced US$150 million ABL refinancing, provides up to US$300 million in additional liquidity to Coronado.

Highlights

•	This transaction provides Stanwell with optionality over additional coal supply for its power generation needs, thereby supporting secure Queensland energy supply and jobs

•	Up to US$150 million additional near-term liquidity comprising:

■	a US$75 million prepayment and

■	a rebate waiver and deferral from April to December 2025, which is expected to provide ~US$75 million at current prices[i].

■	the additional liquidity bears 13% p.a. interest and will be settled by physical coal delivery starting in 2027 over five years.

•	Under the agreement, Coronado will supply Stanwell up to 800,000 tpa of thermal coal for five years starting in 2027:

■	400,000 tpa will be fully exposed to the prevailing market price

■	400,000 tpa will be priced at a fixed forward curve that is higher than the current spot price

•	As a result, over the five-year supply period, 60% of the 1mtpa tonnes previously reported to become available for export, will be fully exposed to market prices.

•	After 2032, all additional tonnes are expected to be available for export at market prices in line with what was previously reported.

Under the terms of the 2018 New Coal Supply Agreement (“NCSA”) between Coronado and Stanwell, Stanwell’s entitlement to thermal coal at deeply discounted, fixed prices will reduce from up to 3.5 mtpa to up to 2.2 mpta in 2027. Accordingly, under the NCSA, approximately 1.3 mtpa of thermal coal becomes available in 2027 for export at market prices. In addition, the rebate payable by Coronado to Stanwell will also cease and the fixed price paid by Stanwell for the remaining 2.2 mtpa will increase.

Under the new arrangement with Stanwell announced today, up to 800,000 tpa of the 1.3 mtpa described above will be supplied to Stanwell for the 5-year period commencing in 2027. This is expected to result in significantly lower costs, improved margins and cash generation for Coronado. At current prices this is expected to amount to approximately US$150 million in incremental annual cash flow commencing in 2027.

The combination of this transaction, the recently announced ABL refinancing, our expansion projects at Mammoth and Buchanan that are ramping up in the second half of this year and US$100M in cost saving initiatives underway are expected to materially improve the company’s liquidity position to withstand the current low metallurgical coal price environment.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

Chief Executive Officer, Douglas Thompson, said:

“We expect that the additional liquidity, together with the confidence in production delivery and ongoing management actions to reduce cost and capital expenditure, puts Coronado in an improved position to weather the current, prolonged low-price environment and preserve the inherent value of our long-life, high quality metallurgical coal assets. We believe this arrangement strikes the right balance between funding the company’s near-term requirements while protecting stakeholder interests at a time when our share price does not reflect the intrinsic value of the Company. Stanwell is a key business partner to Coronado, and we look forward to continuing our mutually beneficial long-term relationship.”

We continue to proactively consider all available options to ensure our liquidity position is adequate for a prolonged market downturn and have the appropriate capital structure, including continuing with our disciplined approach to capital expenditure and ongoing cost management initiatives.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information, please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Investor Relations	Sodali &Co
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com
E: investors@coronadoglobal.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our ABL Facility, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

i Each month’s rebate recoupment and deferral are subject to Coronado meeting its financial covenants under the new ABL and maintaining a cash balance of between US$50 million and US$100 million between now and December 2025.